AMENDMENT TO
DISTRIBUTION AGREEMENT

THIS AMENDMENT, dated as of the 11th day of February, 2008, is entered into by and among Professionally Managed Portfolios, a Massachusetts trust (“Trust”), on behalf of its series, the Stephens Mid Cap Growth and Small Cap Growth Funds, Stephens Investment Management Group, LLC, the investment advisor (“Advisor”) and Quasar Distributors, LLC (the “Distributor”), as parties to the Distribution Agreement dated July 20, 2006, (the “Agreement”).

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;

NOW THEREFORE, pursuant to section 11(B) of the Agreement, the parties hereby amend the Agreement as follows:

Effective as of the date stated above, Section 2(A) of the Agreement shall be amended as set forth below; Section 2 (I.) of the Agreement shall be amended as follows;

Effective as of the date stated above, Section 2 of the Agreement shall be amended as follows: to incorporate subsection L. as set forth below, and Section 5 of the Agreement shall be amended, as set forth below.

Amended Section 2. Services and Duties of the Distributor

A.
The Distributor agrees to sell Shares on a best efforts basis as agent for the Trust upon the terms and at the current offering price (plus sales charge, if any) described in the Prospectus.  As used in this Agreement, the term “Prospectus” shall mean the current prospectus, including the statement of additional information, as both may be amended or supplemented, relating to the Fund and included in the currently effective registration statement (the “Registration Statement”) of the Trust filed under the Securities Act of 1933, as amended (the “1933 Act”) and the 1940 Act.  The Trust shall in all cases receive the net asset value per Share on all sales.  If a sales charge is in effect, the Distributor shall remit the sales charge (or portion thereof) to broker-dealers who have sold Shares, as described in Section 2(G), below.

I.
Upon the request of the Advisor, the Distributor shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board including reports regarding agreements entered into with such qualified broker-dealers, including but not limited to 12b-1 related agreements entered into by the Distributor with broker-dealers at the request of the Advisor.

L.
The Distributor shall retain the underwriter concession on each sale of Fund Shares, and the sales charge, as described in the Prospectus, not otherwise assigned and received by a selling broker-dealer in accordance with an executed dealer agreement.  At the discretion of the Distributor, a portion of such sales charges and the underwriter concessions received by the Distributor, as described in Exhibit B, may be used to offset the compensation owed to the Distributor for its services as described in Exhibit B of this Agreement.

Amended Section 5. Compensation

The Distributor shall be compensated for providing the services set forth in this Agreement including, but not limited to, any commissions paid for sales of Shares, the Distributor shall be entitled to (1) all underwriter concessions, (2) the sales charges on accounts for which there is no selling broker-dealer of record, and (3) the fees and expenses set forth in Exhibit B hereto, (as amended from time to time by mutual consent of the parties).  Such fees and expenses shall be paid to the Distributor by the Trust from sales charges imposed upon purchases of Fund Shares by shareholders and from fees payable by the appropriate Fund pursuant to the Trust’s Distribution Plan under Rule 12b-1 (the “Distribution Plan”), or if the Distribution Plan is discontinued, or if the Advisor otherwise determines that Rule 12b-1 fees shall not, in whole or in part, be used to pay the Distributor, the Advisor shall be responsible for the payment of the amount of such fees and expenses not covered by Rule 12b-1 payments.  The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Trust shall notify the Distributor in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

PROFESSIONALLY MANAGED PORTFOLIOS	QUASAR DISTRIBUTORS, LLC

By: /s/ Robert M. Slotky	By: /s/ Jame R. Schoenike
Robert M. Slotky	James R. Schoenike
Title: President	Title: President

STEPHENS INVESTMENT MANAGEMENT GROUP, LLC Solely with respect to section 5
By: /s/ Michael W. Nolte

Title: COO